BELL FLAT PROPERTY OPTION AGREEMENT

THIS AGREEMENT made and entered into as of the 19th day of July, 2013

BETWEEN:                      Desert Pacific Exploration, Inc.
1680 Greenfield Drive, Reno, Nevada 89509

(herein called the “Optionor”)

OF THE FIRST PAR
AND:                      American Magna Corp., a company having an office at 701 N. Green
Valley Parkway Suite 200, Henderson, Nevada 89074.

(herein called the “Optionee”)

OF THE SECOND PART

WHEREAS the Optionor has represented that it is the sole record and beneficial owner in and to the property called the Magnesia Project (the “Property) described in Schedule “A” attached hereto;

AND WHEREAS the Optionor, subject to the Net Smelter Royalty reserved to the Optionor, now wishes to grant to the Optionee the exclusive right and option to acquire an undivided 100% right, title and interest in and to the Property on the terms and conditions hereinafter set forth;

AND WHEREAS the Optionor is an affiliate controlled by Naomi Duerr, the wife of
Herb Duerr, the President and CEO of the Optionee.

NOW THEREFORE in consideration of the premises, the mutual covenants herein set forth herein and the sum of One Dollar ($1.00) of lawful money of U.S. currency now paid by the Optionee to the Optionor (the receipt whereof is hereby acknowledged), the parties hereto do hereby mutually covenant and agree as follows:

1.           Definitions

The following words, phrases and expressions shall have the following meanings:

(a)
“After Acquired Properties” means any and all mineral interests staked, located, granted or acquired by or on behalf of either of the parties hereto during the term of this Agreement which are located, in the whole or in part, within one mile of the existing perimeter of the Property;

(b)	"Annual Option Payments" means those payments pertaining to the Option Payments listed in Section 4.

(c)	"Area of Interest" means the area defined by a one mile boundary around the existing Property.

(d)           "Exchange" means OTCQB;

(e)
"Expenditures" includes all direct expenditures for the benefit of the property (not including payments to the Optionor pursuant to this Agreement) of or incidental to Mining Operations. The certificate of the Controller or other financial officer of the Optionee, together with a statement of Expenditures in reasonable detail shall be prima facie evidence of such Expenditures; the parties hereto agree that Property payments and Property expenditures are separate payments as outlined in Section 4;

(f)
"Facilities" means all mines and plants, including without limitation, all pits, shafts, adits, haulageways, raises and other underground workings, and all buildings, plants, facilities and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Property and relating to the operator of the Property as a mine or outside the Property if for the exclusive benefit of the Property only;

(g)	"Filing Fees" means all fees, payments and other expenses necessary to keep the mineral claims in good standing with federal, state and local government entities;

(h)
"Force Majeure" means an event beyond the reasonable control of the Opionee that prevents or delays it from conducting the activities contemplated  by this Agreement other than the making of payments referred to in Section 4 herein. Such events shall include but not be limited to acts of God, war, insurrection, action of governmental agencies reflecting an instability in government procedures, or delay in permitting unacceptable to both Optionor and Optionee;

(i)           "Mineral Exploration Program" Includes;

(i)	every kind of work done on or with respect to the Property by or under the direction of the Optionee during the Option Period or pursuant to an approved Work Program; and

(ii)	without limiting the generality of the foregoing, including all work capable of receiving assessment credits pursuant to the Mines and Minerals Act of Nevada and the work of assessment,

geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, and all reclamation, restoration and permitting activities;

(j)	"Mineral Products" means the commercial end products derived from operating the Property as a mine:

(k)
"Mining Operations" means those activities resulting in production of ores, beneficial or commercial products that include but are not limited to all work in which mining activities on the claims would occur including working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be development, mining work, milling concentration, beneficiation or ores and concentrates, as well as the separation and extraction of Mineral Products and all reclamation and restoration activities;

(l)          "Net Smelter Royalty" means that Net Smelter Royalty as defined in
Schedule "B" attached hereto ("NSR");

(m)
"Option" means the option granted by the Optionor to the Optionee to acquire, subject to the NSR reserved to the Optionor, an undivided 100% right, title and interest in and to the Property as more particularly set forth in Section 4;

(n)	"Option Period" means the period from the date hereof to the date at which the Optionee has performed all its obligations to acquire its 100% interest in the Property as set out in Section 4 hereof;

(o)	"Property" means the mineral claims described in Schedule "A" and including any additional lands added as After Aquired Properties;

(p)
"Property Expenditures" means all expenditures for the direct benefit of the Property  and the Area of Interest including geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, searching for, digging, sampling, travel to and from the property, and in doing all other work usually considered to be prospecting, exploration, development, preliminary economic studies, feasibility studies, scoping studies, designing and planning of future mining activities, shaft sinking, raising, cross-cutting and drifting for exploration purposes, and all reclamation, restoration and permitting activities involved with the Property.

(q)	"Work Program" means a program of work reasonably acceptable to both parties in respect of a particular Property, contained in a written document setting out in reasonable detail;

(i)
An outline of the Mining Operations proposed to be undertaken and conducted on the Property, specifically stating the period of time during which the work contemplated by the proposed program is to be done and performed;

(ii)	The estimated cost of such Mining Operations including a proposed budget providing for estimated monthly cash requirements in advance and giving reasonable details; and

(iii)	The identity and credentials of the person or persons undertaking the Mining Operations so proposed if not the Optionor.

2.           Headings

Any heading, caption or index hereto shall not be used in any way in construing or interpreting any provision hereof.

3.           Singular, Plural

Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

4.           Option

The Optionee hereby issues to the Optionor 15,000,000 of its restricted common shares (the "Shares").

The Optionor hereby grants to the Optionee the sole and exclusive right and option (the "Option") to earn a 100% interest in the Property exercisable as follows:

(a)
The Optionee shall pay, simultaneous  with the execution and delivery of this Agreement, to the Optionor  the sum of$5,000 USD by way of cash and reimbursement  all holding costs and expenses of location of mining claims, such expenses to be identified in Schedule "C";

(b)           On or before May 21, 2014

(i)           The Optionee incurring Expenditures of $50,000 USD on the

property;

(ii)           The Optionee paying $10,000 USD to the Optionor; (c)On or before May 21, 2015
(i)	The Optionee incurring Expenditures of$150,000 USD on the property;
(ii)           The Optionee paying $15,000 USD to the Optionor; (c)On or before May 21, 2016
(i)	The Optionee incurring Expenditures of$150,000 USD on the Property in addition to the expenditures referred to in clause (b)(i);
(ii)           The Optionee paying $20,000 U.S to the Optionor; (d) On or before May 21,2017
(i)           The Optionee incurring Expenditures of $200,000 USD on the Property in addition to the expenditures referred to in clauses (b)(i) and (c)(i)  hereof; and
(ii)           The Optionee paying $30,000 USD to the Optionor; (e) On or before May 21, 2018
(i)           The Optionee incurring Expenditures of $350,000  USD on the Property in addition to the expenditures referred to in clauses (b)(i), (c)(i) and (d)(i) hereof; and
(ii)           The Optionee paying $40,000 USD to the Optionor; and

(f)           On or before May 21,2019

(i)	The Optionee incurring Expenditures of $300,000 USD on the Property in addition to the expenditures referred to in clauses (b)(i), (c)(i), (d)(i) and (e)(i) hereof;

(ii)           The Optionee paying $50,000 USD to the Optionor. (g) On or before May 21, 2020

(i)           The Optionee incurring Expenditures of $300,000 USD on the Property in addition to the expenditures referred to in clauses (b)(i), (c)(i), (d)(i) and (e)(i) and (f)(i) hereof

(ii)             The Optionee paying $50,000 USD to the Optionor; and

(h)           On or before May 21, 2021

(i)	The Optionee incurring Expenditures of $300,000 USD on the Property in addition to the expenditures referred to in clauses (b)(i), (c)(i), (d)(i), (e)(i), (f)(i) and (g)(i) hereof;

(ii)           The Optionee paying $50,000 USD to the Optionor; and

(i)             On or before May 21, 2022

(i)	The Optionee incurring Expenditures of $200,000 USD on the Property in addition to the expenditures referred to in clauses (b)(i), (c)(i), (d)(i), (e)(i), (f)(i), (g)(i) and (h)(i) hereof;

(ii)           The Optionee paying $50,000 USD to the Optionor; and

(j)                On or before May 21, 2023

(i)	The Optionee incurring Expenditures of $250,000 USD on the Property in addition to the expenditures referred to in clauses (b)(i), (c)(i), (d)(i), (e)(i), (f)(i), (g)(i), (h)(i) and (i)(i) hereof;

(ii)           The Optionee paying $50,000 USD to the Optionor; and

(k)                On or before May 21, 2024

(i)           The Optionee incurring Expenditures of $750,000 USD on the

Property in addition to the expenditures referred to in clauses
(b)(i), (c)(i), (d)(i), (e)(i), (f)(i), (g)(i), (h)(i), (i)(i) and (j)(i) hereof;

(ii)           Optionee paying $250,000 USD to the Optionor.

Following which the Optionee shall be deemed to have exercised the Option (the "Exercise Date") and shall be entitled to an undivided 100% right, title and interest in and to the Property with the full right and authority to equip the Property for production and operate the Property as a mine subject to the rights of the Optionor to receive the NSR.

The Optionor and Optionee understand and confum that all Expenditures incurred in a particular period, including any excess in the amount of Expenditures required to be incurred to maintain the Option during such period, shall be carried over and included in the aggregate amount of Expenditures for the subsequent period, but not to exceed more than three (3) consecutive years.

Notwithstanding paragraphs (b)(i), (c)(i), (d)(i), (e)(i), (f)(i), (g)(i), (h)(i), (i)(i), G)(i) and (k)(i) if the Optionee has not incurred the requisite Expenditures to maintain its option in good standing prior to July 1 of any given year, the Optionee may pay to the Optionor within 60 days following the expiry of such period, the amount of the deficiency and such amount shall thereupon be deemed to have been Expenditures incurred by the Optionee during such period.

(1)
The doing of any act or the incurrence of any cash payments by the Optionee shall not obligate the Optionee to do any further acts or make any further payments with the exception of fees and expenses to keep said property in good standing as per paragraph 8b.

5.           Royalties

a)   Advance Minimum Royalty
Upon  the  Exercise  of  Option  by the  Optionee,  the  Optionor  is  to  receive  an advance royalty payment of $20,000 per year, to be paid in cash. Payment is to be paid  within  30 days  of  exercising  the  option  and  any  subsequent  anniversary within the following guidelines;

(i)           The advance royalty is to be capped at $200,000 in total.

(ii)           The advance royalty will cease on Commencement  of payment by Optionee of an NSR Royalty to Optionor.

(iii) The advance royalty will not recommence at any future date after a minimum of 3 consecutive years of Mining or 10 years without Mining.

b)  NSR Royalty

The Optionee shall have the one time right exercisable for 90 days following completion of the initial feasibility  study to buy up to one half(50%) ofthe Optionor's NSR interest (i.e. an amount equal to 1.5% of the NSR interest) for USD $3,000,000. The right to purchase the said NSR interest shall be exercised by the Optionee providing the Optionor with notice of the purchase accompanied by payment in the amount ofUSD $3,000,000.  On commencement of first production from mining, payment of a 3% NSR if the Optionee elects to not complete the buy down of the NSR, or a 1.5% NSR if the Optionee completes the buy down of the royalty as described in Section 5(a) and as additionally described in Schedule B shall replace the Advance Minimum Royalties as defined in
Section 5(a) and Schedule B.

6.           Transfer of Title

Upon Optionee's completion of all requirements to earn a 100 percent interest in the Property as provided in this Agreement;
a)  Optionor Obligations
The Optionor will take all necessary steps to deliver or cause to be delivered in a timely manner to the Optionee's solicitors a duly executed transfer of Property in favor  of  the  Optionee  (the  "Optionee  Transfer").    This  transfer  in  no  way impinges on the royalty and reversionary rights of the Optionor and these rights shall survive the transfer of title.

b)  Optionee Obligations
The  Optionee  shall  be  entitled  to  record  the  Optionee  Transfer  with  the appropriate government offices to effect transfer of legal title of the Property into its own name upon the full and complete exercise of the Option by the Optionee. The Optionee and Optionor shall be entitled to record notice of the Transfer and NSR interest. The Optionor's surviving rights shall be protected by;

(i) Providing the Optionor with proof of payment at least 1 month prior to the due date of all county, state and federal fees and taxes to maintain the Property in good standing at the Optionee's cost

(ii)       In lieu of Section 7b(i), the Optionee shall offer the Optionor any portion of the Property deemed unsuitable to the Optionee with associated data to allow the Optionor to ascertain its value.  The said Property shall be in good standing with all fees and associated filings completed and offered to the Optionor before July 1 of any year. The  Optionor  shall  have 30  days  to  accept  the  subject Property.  In the event the Optionor accepts the offered property, the Optionee shall provide a quit claim to the subject portions of the property and indemnify and hold harmless the Optionor from any liabilities be it environmental, lien, mortgage, or other liability caused or found during the tenure of the Optionee.

7.           Mineral Exploration Activities during  Option

During the Option Period, the Optionor may, at the request of Optionee, provide its mineral exploration expertise on the Property, on a consultation basis for and on behalf of the Optionee, at the election of the Optionee. However, the Optionee has the exclusive right to determine what Expenditures and Mineral Exploration Activities it will perform, when they will be performed, and by whom. If the Optionee elects in its sole and absolute discretion to use the mineral expertise and consulting services of the

Optionor, then the Optionor shall agree upon the rates of the Optionor prior to Optionor providing such services and he shall invoice for time for consulting services and related travel expenses from time to time and the prompt payment of such invoices when due shall constitute a portion of Expenditures  by the Optionee as contemplated under Section

4 hereof.

During the term of this Agreement, the Optionee, its agents and employees and consultants and any persons duly authorized by the Optionee, shall have the right of access to and from and to enter upon and take possession of and prospect, explore and develop the Property in such manner as such persons in their sole discretion may deem advisable.

During the Option period, no Mining Operations shall be conducted until the terms of the Option Agreement are fulfilled.

8.           Assignment

During the Option Term, Optionee shall have the right to sell, transfer, assign, mortgage, pledge its interest in this Agreement or its right or interest in the Property. During the Option Term, Optionor shall not have the right to directly or indirectly sell, transfer, assign, mortgage, pledge its interest in this Agreement or its right or interest in the Property.  It will be a condition of any assignment  under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.

9.           Termination

This Agreement shall forthwith terminate in circumstances  where:

(a)
The Optionee shall fail to comply with any of its obligations hereunder, subject to Force Majeure, and within 30 days of receipt by the Optionee of written notice from the Optionor of such default, the Optionee has not:

(i)	cured such default, or commenced proceedings to cure such default and prosecuted same to completion within 15 days if monetary or without undue delay in the matter of civil actions; or

(ii)	regarding the failure to complete the Work Commitment, cures such default by payment of the deficiency, as defined in Section 4k; or

In the event that the Optionee gives notice that it denies that a default has occurred, the Opionee shall not be deemed  to be in default until the matter shall have been determined finally through arbitration; or

(b)
The Optionee gives notice of termination to the Optionor, which it shall be at liberty to do at any time after the execution of this Agreement. If and when the Optionee elects to terminate this Agreement, at such time the Property will be returned to the Optionor and all claim fees, payments and expenses will be paid in order to maintain the property in good standing for one year after termination.

In no way shall the above termination clauses be construed to jeopardize the validity of the Property and all efforts shall be made to keep the Property in good standing as defmed in Section 1O(i).

Upon the termination of this Agreement under this Section 9, the Optionee shall cease to be liable to the Optionor in debt, damages, claim fees or otherwise, other than to pay the claim fees as described in paragraph (b) of this Section 9 and all liabilities referred to in Section 12.

Upon termination of this Agreement under this Section 9, the Optionee shall return the Property, including all property within the designated boundary of the area of interest, to the Optionor. The Optionee shall vacate the Property within a reasonable time after such termination and relinquishment, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures.

10.           Representations, Warranties and Covenants of the Optionor

The Optionor represents, warrants and covenants to and with the Optionee as follows:

(a) The Optionor has full power and authority to carry on his business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)
Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation  of the transactions hereby contemplated  hereby, nor the consummation  of the transactions hereby contemplated  conflict with, result in the breach of or accelerate the performance required by, any agreement to which he is a party or by which any of his assets are bound;

(c)
The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents or any other agreement to which he is a party to or by which any of his assets are bound;

(d)           The Agreement constitutes a legal, valid and binding obligation of the Optionor;

(e)	The Property is accurately described in Schedule "A", and is free and clear of all liens, charges and encumbrances;

(f)        The Optionor is the beneficial owner of the Property and has the exclusive right to enter into this Agreement and all necessary authority to transfer its interest in the Property in accordance with the terms of this Agreement;

(g)
No person, finn or corporation has any proprietary or possessorty interest in the Property other than the Optionor, and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property other than the government of the state of Nevada pursuant to statute; notwithstanding any Federal, State or County royalties or net proceeds tax derived from mining operations.

(h)
Upon request by the Optionee, and at the sole cost of the Optionee, the Optionor shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in its possession respecting the Property. Nothing will be withheld, hidden, or kept from the Optionee, whether the data or information is held or not by the Optionor;

and

(i)
Subject to performance by the Optionee of its obligations under Section 4, during the Option Period, the Optionee will keep the Property in good standing, free and clear of all liens, charges and encumbrances, will carry out all Mineral Exploration Activities on the Property in a miner-like fashion.  If the Optionee elects to use the mining expertise and consulting services of the Optionor, the Optionor will obtain all necessary licenses and permits as shall be necessary and will file all applicable work up to the legal limits as assessment work under the Mines and Mineral Act
(Nevada)

G)
The Optionor is an accredited investor. The Optionor acknowledges and agrees that the Shares are restricted shares subject to limitations on transferability. The Optionee is under no obligation to register the Shares.

11.           Representations, Warranties and Covenants of the Optionee

The Optionee represents, Options and covenants to and with the Optionor that:

(a)	The Optionee is a company duly organized validly existing and in good standing under the laws of Nevada;

(b) The Optionee has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)
Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated  hereby, nor the consummation  of the transactions hereby contemplated  conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d)
The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents; and

(e)           This Agreement constitutes a legal, valid and binding obligation of the Optionee.

12.           Indemnity and Survival of Representation

The representation and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Optionee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, option, covenant, agreement or condition made by them and contained in this Agreement, including attorneys' fees and expenses.

The Optionor agrees to indemnify and save harmless the Optionee from any liability to which it may be subject arising from any Mining Operations carried out by the Optionor or at its direction on the Property. The Optionee agrees to indemnify and save ham1less the Optionor from any liability to which it may be subject arising from any Mining Operations carried out by the Optionee or at its direction on the Property.

The Optionor agrees to indemnify and save harmless  the Optionee from any liability arising form any and every kind of work done on or with respect to the Property prior to the signing of this Agreement (the "Prior Operations").  Without limiting the generality of the foregoing, Prior Operations includes all work capable of receiving assessment credits pursuant to The Mines and Minerals Act of Nevada and the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, mining work, milling, concentration, beneficiation of ores and concentrates, as well as the separation and extraction of Mineral Products and all reclamation, restoration and permitting activities.

13.           Confidentiality

The parties hereto agree to hold  in confidence all infonnation obtained in confidence in respect  of the Property or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation.

14.           Notice

All notices, consents, demands and requests (in this Section 14 called the "Communication") required  or permitted to be given under this Agreement shall be in writing  and may be delivered personally sent by telegram, by telex or telecopier or other electronic means or may be forwarded by first class prepaid  registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent by telegram, telex or telecopier or other electronic means  including email shall be deemed to have been given and received on the second  business day next following the date of sending. Any Communication mailed  as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, addressed to the parties  at their addresses first above written  or to such other address or addresses as either party may from time to time specify  by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labor dispute  which  might effect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered. For purposes of this agreement and as a definition of address  the Optionor's email shall be defined as despac@sbcglobal.net and the Optionor's telecopier number is (775) 825-8216. The Optionee's email shall be defined  as _______________and the Optionee's telecopier number  is 775-883-2384. Notice  will be provided to each party should  their respective email address change.

15.           Further Assurances

Each of the parties  to this Agreement shall from time to time and at all times  do all such further  acts and execute and deliver all further  deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement

16.           Entire Agreement

The parties hereto acknowledge that they have expressed herein  the entire understanding and obligation of this Agreement and it is expressly understood and agreed that  no implied covenant, condition, term  or reservation, shall be read into this Agreement relating  to or concerning any matter or operation provided for herein

17.           Proper  Law and Arbitration

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada and the laws of the United States of America. The parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of Nevada. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by a sole arbitrator by arbitration under the rules of The Arbitration Act of Nevada.

18.           Enurement

This Agreement will ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

19.           After Acquired Properties

(a)
The parties covenant and agree, each with the other, that any and all After Acquired Properties shall be subject to the terms and conditions of this Agreement and shall be added to and deemed, for the purposes hereof, to be included in the Property. Any costs incurred by the Optionor in staking, locating, recording or otherwise acquiring any "After Acquired Properties" will be deemed to be Mining Operations for which the Optionor will be entitled to reimbursements as part of the Expenditures payable by the Optionee hereunder.

(b)
After Acquired Properties staked by Optionee shall automatically  be added to this agreement as obtained and provided, however, any After Acquired Properties staked by Optionor shall be added to this Agreement, at the election of Optionee.

20.           Default

Notwithstanding anything in this Agreement to the contrary if any party (a "Defaulting  Party") is in default of any requirement herein set forth the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless thirty (30) days after the giving of notice of default by the affected party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default including, without limiting, termination of this Agreement.

21.           Payment

All references to monies herein shall be in US funds unless otherwise specified.

The Optionee shall make payments for the Expenditures incurred by the Optionor no later than 30 days after the receipt of invoices delivered by the Optionee to do any acts or make any payments hereunder, and any act or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments.

22.           Supersedes Previous Agreements

This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the 19th day of July,2013

Per: /s/ Naomi Duerr

Naomi Duerr, President, Desert Pacific Exploration, Inc.

American Magna Corp.

Per: /s/ Bobby Nijjar
Bobby Nijjar, Secretary and Director

15

SCHEDULE "A"

CHURCHILL COUNTY, NEVADA

Claim Name Bell Flat 1	Owner Herb Duerr	Book/Page 262478	NMC# 631962
Bell Flat 3	Herb Duerr	262480	631964
Bell Flat 2	Desert Pacific Ex	374027	906974
Bell Flat 4	Desert Pacific Ex	374028	906975
Bell Flat 5	Desert Pacific Ex	374029	906976
Bell Flat 9	Desert Pacific Ex	374033	906980
Bell Flat 10	Desert Pacific Ex	374034	906981
Bell Flat 11	Desert Pacific Ex	374035	906982
Bell Flat 20	Desert Pacific Ex	374038	906985
Bell Flat 21	Desert Pacific Ex	374039	906986
Bell Flat 23	Desert Pacific Ex	374041	906988

16

SCHEDULE "B"

"Net Smelter Return" shall mean the aggregate proceeds received by the Optionee from time to time from any smelter or other purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(a)	The cost of transportation of the ores, concentrates or metals from the Property to such smelter or other purchaser, including related insurance;

(b)           Smelting and refining charges including penalties; and

The Optionee shall reserve and pay to the Optionor a NSR equal to three (3%) percent ofNet Smelter Return.

Payment ofNSR payable to the Optionor hereunder shall be made quarterly within thirty

(30) days after the end of each calendar quarter during which the Optionee receives

Net Smelter Returns in USD dollars or in kind bullion at the discretion of the Optionor. Within (60) days after the end of each calendar quarter for which the NSR for such year shall be audited by the Optionee and any adjustments in the payments ofNSR to the Optionor shall be made forthwith after completion of the audit. All payments of NSR to the Optionor for a calendar year shall be deemed final and in full satisfaction of all obligations of the Optionee in respect thereof if such payments or the calculations thereof are not disputed by the Optionor of the same audited statement. The Optionee shall maintain accurate records relevant to the determination of the NSR and the Optionor or its authorized agent, shall be permitted the right to examine and copy such records at all reasonable times.

SCHEDULE"C"

BLM filing fees 11 claims@ $140.00/claim                                                                                               $1,540.00
County filing fees 11 @ $10.50/claim + $4                                                                                               $119.50

Total                                                                                                                                                         $1,659.50